Exhibit 99.1

Protective Life Corporation

Post Office Box 2606

Birmingham, AL 35202

205-268-1000

John D. Johns to Become Protective’s Executive Chairman

and Richard J. Bielen Elected President and Chief Executive Officer

BIRMINGHAM, Ala.— June 1, 2017 — Protective Life Corporation (“Protective”), a wholly-owned U.S. subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750, “Dai-ichi”), announced today that its board of directors has elected John D. Johns (65), the company’s Executive Chairman and Richard J. Bielen (56) the Company’s President and Chief Executive Officer. These changes are effective July 1, 2017.

Mr. Johns joined Protective in 1993 as the Company’s Executive Vice President and Chief Financial Officer, and became CEO in 2002.  During his tenure at Protective, the Company’s market value grew from approximately $580 million to approximately $5.6 billion in 2015 when it was acquired and became the United States platform for Dai-ichi Life of Tokyo, Japan.

Under Mr. Johns’ leadership, Protective has earned a reputation as an industry-leading acquirer of life insurance policies, a leader in digital innovation in its customer-focused retail franchise, a respected supplier of product and services to its traditional distribution partners and a great place for employees to work and build careers.

Mr. Johns has been extensively involved in civic and industry efforts, including service as chair of the American Council of Life Insurers (ACLI), Birmingham Business Alliance, Business Council of Alabama, McWane Science Center, Innovation Depot, Boy Scouts of America — Greater Alabama Council, and many other organizations. Mr. Johns was elected to the Alabama Academy of Honor in 2013.

Mr. Johns has also been deeply engaged in fund raising and philanthropy, serving in a leadership role in capital campaigns in support of many non-profits, including Innovation Depot, Railroad Park, Children’s Aid Society, the Birmingham Civil Rights Institute, Pre-School Partners and McWane Science Center. He is currently serving as the Co-chair of the $1 billion Campaign for UAB.  During Mr. Johns’ time as CEO, the Protective Life Foundation has made cumulative contributions totaling almost $40 million to improve the quality of life in our communities.

Mr. Bielen joined Protective in 1991 as Vice President, Securities. He became Chief Investment Officer in 2002 overseeing a portfolio that started at $13.3 billion and grew to $27.9 billion in 5 years before being named Vice Chairman and Chief Financial Officer in 2007.  In addition to his responsibilities as CFO, Mr. Bielen had overall responsibility for the Stable Value, Asset Protection and Acquisitions businesses.  He became a member of Protective’s Board of Directors in 2015. In 2016 he was named President and Chief Operating Officer and assumed additional overall responsibility for the Life and Annuity business, Operations and Information Technology.

“I am delighted by Rich Bielen’s election as the seventh CEO of Protective.  Rich is immensely talented and has all the skills and attributes needed to successfully lead the Company in the future,” said Mr. Johns. “I’m confident that Protective will continue to grow and prosper under Rich’s leadership and that Protective’s best days lie ahead.”

“I am deeply honored to be elected CEO of Protective,” said Bielen. “With the solid foundation established under Johnny’s leadership, we are well positioned to continue to grow and deliver on the promises to our customers and the communities we serve.   I look forward to working with Dai-ichi, our distribution partners and the talented and committed people of Protective.”

ABOUT PROTECTIVE

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S.  The flagship subsidiary, Protective Life Insurance Company, was founded in 1907.  Protective’s home office is located in Birmingham, Alabama. As of December 31, 2016 the Company had assets of approximately $75.0 billion. Protective Life Corporation is a wholly owned subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750, “Dai-ichi”)

For more information on Protective, please visit www.Protective.com.

For more information about the impact of John D. Johns on Protective and the community, please visit the Leadership section of Protective’s website or click here.

CONTACT:

Eva Robertson

Vice President, Corporate Communications

(205) 268-3912